EXHIBIT 3.1


         Amended and Restated Articles of Incorporation
                               of
                  Fenton Graham Marketing, Inc.


Fenton Graham Marketing, Inc., a corporation organized under the laws of the State of Nevada on October 12, 2001, hereby amends and restates its Articles of Incorporation pursuant to the provisions of Nevada Revised Statutes Sections 78.385, 78.390 and
78.403.1.

The Articles of Incorporation of the Corporation are hereby amended and restated as follows:

Article One:   The name of this Corporation is:

                  Fenton Graham Marketing, Inc.

Article Two:   The principal office in the State of Nevada is to
  be located at:

                 777 N. Rainbow Blvd., Suite 390
                     Las Vegas, Nevada 89107

  This Corporation may also maintain an office or offices at such other places within or outside the State of Nevada, as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders held outside the State of Nevada, the same as in the State of Nevada.

Article Three: This Corporation may engage in any lawful activity.

Article Four: This Corporation is authorized to issue only one class of shares of stock, the total number of which is one hundred million (100,000,000) shares, each with par value of $0.001. Such stock may be issued by this Corporation from time to time by the Board of Directors thereof. The shares of stock shall be designated "Common Stock" and the holders thereof shall be entitled to one (1) vote for each share held by them.

Article Five: No Director or Officer of this Corporation shall be liable to this Corporation or its stockholders for any breach of fiduciary duty as Officer or Director of this Corporation. This provision shall not affect liability for acts or omissions which involve intentional misconduct, fraud, a knowing violation of law, or the payment of dividends in violation of NRS 78.300.

  All expenses incurred by Officers or Directors in defending a civil or criminal action, suit, or proceeding, must be paid by this Corporation as they are incurred in advance of a final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of a Director or Officer to

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  repay the amount if it is ultimately determined by a court of competent jurisdiction, that he or she did not act in good faith, and in the manner he or she reasonably believed to be or not opposed to the best interests of this Corporation.

  The members of the governing Board shall be styled Directors, and the number of Directors shall not be less than one (1) pursuant to the terms of NRS 78.115. The number of Directors of this Corporation may from time to time be increased or decreased as set forth hereinabove by an amendment to the By-Laws in that regard, and without the necessity of amending these Articles of Incorporation.

Article Six:   The capital stock of this Corporation, after the
  amount of the subscription price has been paid in cash or in kind, shall be and remain non-assessable and shall not be subject to assessment to pay debts of this Corporation.

Article Seven:  This Corporation shall have perpetual existence.

Article Eight: No holder of any shares of this Corporation shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of this Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or warrants or other instruments evidencing rights or options to subscribe for, purchase or otherwise acquire such shares.

Article Nine: This Corporation shall not be governed by the provisions of NRS 78.411 to 78.444, inclusive.

The foregoing amendment and restatement of the Articles of Incorporation was duly adopted by stockholders representing a majority of the outstanding shares of the Corporation entitled to vote thereon pursuant to shareholder action taken in lieu of a shareholder meeting, as authorized under Nevada Revised Statutes
Section 78.320.2

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of February, 2002.

                              FENTON GRAHAM MARKETING, INC.

                              By: /s/Ken Greble, President


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